Cytokinetics, Incorporated
Reconciliation of GAAP amounts to non-GAAP amounts
(unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
GAAP net income (loss)	$(8,202)	$(16,259)	$37,073	$(45,518)
Non-cash deferred revenue related to Amgen collaboration	—	(3,058)	(24,493)	(9,175)
Non-cash warrant expense	—	—	1,585	—
Non-cash stock-based compensation	1,261	1,435	3,734	4,309
Non-cash depreciation, amortization, and other	489	1,482	1,512	2,819

Non-GAAP Net income (loss)	$(6,452)	$(16,400)	$19,411	$(47,565)

Use of Non-GAAP Financial Measures

To supplement our financial results presented on a U.S. generally accepted accounting principles (GAAP) basis, we have included the above schedule of non-GAAP financial measures. These measures are not in accordance with GAAP, are not an alternative for GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in our GAAP earnings but excluded for purposes of determining non-GAAP net income that we present are: the recognition of the deferred revenue associated with Amgen’s 2006 non-exclusive license and technology access fee under the parties’ collaboration and option agreement, the non-cash fair value expense related to the warrants associated with our May 2009 registered direct financing, employee stock-based compensation, and depreciation, amortization, and other. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, and planning and forecasting future periods.